Exhibit 10.2

COLLECTORS UNIVERSE, INC.

DESCRIPTION OF 2006 MANAGEMENT BONUS COMPENSATION PLAN

1. Purposes and Administration of the Plan.

1.1     Purpose. The primary purpose of the 2006 Management Bonus Compensation Plan (the “2006 Plan) of Collectors Universe, Inc. (the “Company”) is to provide meaningful incentives and financial awards to Participants in the 2006 Plan for making significant contributions to the achievement, by the Company, of financial and strategic goals and objectives for the fiscal year ending June 30, 2006 (“Fiscal 2006”), that will promote the interests of the Company and its stockholders by making a substantial portion of each Participant’s compensation for Fiscal 2006 dependent on the Company’s achievement of those goals and objectives.

1.2     Administration of the 2006 Plan. The 2006 Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee shall have the authority to interpret and construe the 2006 Plan and to adopt all necessary rules and regulations for administering the 2006 Plan. All decisions and determinations of the Committee with respect to the 2006 Plan shall be final and binding on and nonappealable by the Company and the Participants.

2.	Plan Participants.

The Compensation Committee has designated the following executive officers of the Company as the participants in the 2006 Plan (the “Participants”):

Name	Position with the Company

Michael R. Haynes	Chief Executive Officer

David G. Hall	President

Joseph J. Wallace	Chief Financial Officer

Michael J. Lewis	Senior Vice President - Finance

3.     Performance Goals and Bonus Compensation Awards.

3.1     Establishment of Performance Goals. The Compensation Committee will establish, in written form, for each Participant, performance goals for Fiscal 2006 that will be based on financial performance goals that have been established by the Board of Directors in the Company’s Fiscal 2006 Annual Operating Plan (“Corporate Goals”). Additionally, the Committee may establish individualized performance objectives (“MBOs”), the achievement of which, by a Participant, in the view of the Committee, is likely to enhance the Company’s financial performance in Fiscal 2006 or establish a foundation for increased profitability over the longer-term. The Committee also will establish, in written form (i) threshold Corporate Goals or MBOs, which are those that must be met before a Participant will earn any bonus compensation under the 2006 Plan, (ii) target performance goals, which will be based on one or more of the financial performance goals set forth in the 2006 Annual Operating Plan and may also include, in the case of any particular Participant, individualized MBOs, and (iii) maximum financial performance goals for the Company which substantially exceed the target performance goals established by the Committee and which, if achieved by the Company, will entitle the Participant to a maximum bonus award under the 2006 Plan. Corporate Goals may be established for quarterly periods within, or for the entirety of, Fiscal 2006 (each, a “Measurement Period”).

3.2     Fiscal 2006 Performance Goals. The Financial Performance Goals for 2006 have been established on the basis of one or more of the following criteria: Fiscal 2006 quarterly or annual (i) net revenues, (ii) operating income, and (iii) pre-tax income. Individualized MBOs that have been established for a Participant consist of specific goals that the Committee believes would, if achieved, either improve the performance of Participant and thereby increase the likelihood that Fiscal 2006 Corporate Financial Performance Goals or strategic objectives will be achieved or establish a foundation for increased Company profitability over the longer-term, or both.

3.3     Bonus Compensation Awards. In conjunction with the adoption of the 2006 Plan, the Compensation Committee will determine the bonus compensation that may be awarded to each Participant under the 2006 Plan, expressed in dollar amounts or percentages of salary or by such other metric as the Committee may deem to be appropriate. Those bonus compensation amounts will be based on a number of factors, which may include a Participant’s (i) expected contribution to the Company’s Fiscal 2006 or longer term financial performance, (ii) position and level of responsibilities with the Company, (iii) salary level, and (iv) past individual performance. Schedule A hereto contains information regarding the bonus compensation awards that each Participant will have an opportunity to earn under the Fiscal 2006 Plan.

3.4     Determinations of Performance and Bonus Compensation Awards.

(a) The Committee shall, in its sole and absolute discretion, determine the extent to which the 2006 performance goals have been attained. In the case of any quarterly financial performance goals, such determinations shall be made within thirty-five (35) days after the end of the fiscal quarter, or as soon as practicable thereafter, in accordance with the same generally accepted accounting principles that are used to prepare the Company’s quarterly financial statements that are filed with the Securities and Exchange Commission (the “SEC”) and may be based directly on the financial statements to be included in the Company’s Quarterly Report on Form 10-Q for the particular fiscal quarter for which such determinations are made.  In the case of annual financial performance goals, such determinations shall be made as soon as practicable after the end of Fiscal 2006, in accordance with the same generally accepted accounting principles that are used to prepare the Company’s annual financial statements that are filed with the SEC.

(b) If the Committee determines that the quarterly or annual (as applicable) threshold performance goal established for a Participant was not achieved, then, that Participant shall not be entitled to receive any bonus compensation award for the applicable quarterly or annual Measurement Period under the 2006 Plan. If it is determined, instead, that the threshold performance goal was met or exceeded, then, subject to Section 4 below, the Participant shall become entitled to receive a bonus compensation award under this 2006 Plan in an amount which shall be determined based on the extent to which the threshold performance goal was exceeded and whether the applicable target performance goal was achieved or exceeded or the applicable maximum performance goal was achieved. Additionally, to be eligible to receive a bonus compensation award under this 2006 Plan for any Measurement Period, a Participant must, in the opinion of the Committee, have performed his MBOs in a satisfactory manner and must have been performing services for the Company as of the last day of that Measurement Period. The determination as to whether a Participant was performing services for the Company on the last day of any such Measurement Period also shall be made by the Committee, in its sole and absolute discretion.

3.5     Changes to Performance Goals. At any time prior to the end of Fiscal 2006, the Compensation Committee may adjust or change any of the Fiscal 2006 performance goals to reflect the occurrence of (i) any extraordinary event, (ii) any material corporate transactions, (iii) any material changes in corporate capitalization, accounting rules or principles or in the Company’s methods of accounting, (iv) any material changes in applicable law, or (v) any other material change of similar nature (each, an “Extraordinary Event”), but only if any such Extraordinary Event was not reasonably foreseeable at the time the performance goals then in effect under this Plan were established and would, in the sole opinion of the Committee (x) make it unlikely that such performance goals will be achieved or (y) result in the achievement of any performance goals that would not have been likely to be achieved in the absence of such Extraordinary Event. Notwithstanding the foregoing, however, the occurrence of changes in the competitive environment or changes in economic or market conditions in the Company’s markets, whether or not expected or reasonably foreseeable, shall not by themselves constitute Extraordinary Events that may be the basis of a change in performance goals and no change in performance goals shall be permitted to affect any bonus compensation award based on performance achieved during a Measurement Period that ended prior to the occurrence of any such Extraordinary Event.

3.6     Payment of Benefits. Subject to Section 4 below, the Company shall pay any bonus compensation award earned by a Participant in cash, less applicable payroll and other withholdings, within thirty (30) days following the Committee’s determinations as set forth in Section 3.4 above. All payments made by check under the 2006 Plan shall be delivered in person or mailed to the last address of a Participant that is set forth in the records of the Company or shall be deposited to the Participant’s direct deposit account on file with the payroll department of the Company. Each Participant shall be responsible for furnishing the Company with the Participant’s current address and any changes that may occur therein and, if the Participant desires a bonus compensation award to be deposited in a direct deposit account, the information and authorization required to enable the Company to cause the award to be deposited into such account.

4.     Amendments to and Termination of 2006 Plan. Notwithstanding anything to the contrary that may be contained elsewhere in this Plan:

4.1     Amendments to and Modifications of the 2006 Plan. The Committee shall have the sole, absolute and unconditional discretion to amend or modify the 2006 Plan at any time or from time to time with or without or without notice to the Participants. Without limiting the generality of the foregoing, no Participant shall have any legally binding right to receive any unpaid bonus award under this Plan prior to the date on which that bonus award is actually paid to the Participant and, accordingly, the Committee, in the exercise of its sole, absolute and unconditional discretion, at any time prior to the payment of any unpaid bonus award hereunder (i) may reduce the amount of such bonus award or (ii) may determine that no bonus award will be paid to the Participant under this Plan, whether or not the Participant has achieved or exceeded the performance goals or targets theretofore established by the Committee or has been notified of the pendency of an unpaid bonus award under this Plan. In no event, however, shall any amendment to the 2006 Plan affect any bonus awards that had previously been paid to any of the Participants under this Plan.

4.2     Termination of the 2006 Plan. The Committee, in its sole, absolute and unconditional discretion, may (i) terminate this Plan at any time, with or without notice to the Participants, and (ii) determine that, as a result of such termination, no bonus awards under the Plan will be paid or that any unpaid bonus awards under the Plan shall be reduced; provided, however, that no such termination shall affect any bonus awards that were theretofore paid to any of the Participants under this Plan.

5.     Miscellaneous Provisions in the Plan

5.1     No Enlargement of Employee Rights. Nothing in the 2006 Plan shall be construed to create or imply any contract of employment between any Participant and the Company, to confer upon any Participant any right to continue in the employ of the Company or to confer upon the Company any right to require any Participant’s continued employment.

5.2     Rights Not Alienable. Any rights provided to a Participant under the 2006 Plan may not be assigned, transferred or alienated, except by will or pursuant to the laws of descent and distribution, and shall be earned only by and paid solely to or for the account of the Participant.

5.3     Other Compensation Plans. The adoption of the 2006 Plan shall not affect any other compensation plans in effect for the Company, nor shall the 2006 Plan preclude the Company from establishing or awarding any other forms of compensation for employees, officers or directors of the Company, including the Participants.

5.4     Governing Law. To the extent not preempted by federal law, the 2006 Plan shall be determined in accordance with the laws of the State of California.

5.5     No Other Understandings or Agreements with respect to the 2006 Plan. This Plan document contains all of the terms and provisions of and all conditions applicable to the 2006 Plan, and supersedes any previous discussions, communications, understandings or agreements, written or oral, between the Company and any Participant with respect to the 2006 Plan as well as all prior actions that may have been taken by the Committee relating to the 2006 Plan.

SCHEDULE A

DESCRIPTION OF FISCAL 2006 PERFORMANCE GOALS TARGET INCENTIVE AWARDS

The Fiscal 2006 performance goals established for Michael R. Haynes, the Company’s CEO, Joseph J. Wallace, the Company’s CFO, and Michael J. Lewis, the Company’s Senior Vice President-Finance, are comprised of (i) overall Company net revenue and pre-tax earnings goals, and (ii) individualized performance goals (“MBOs”). The Fiscal 2006 performance goals established for David G. Hall, the Company’s President, who is responsible for the performance of the Company’s Collectibles Authentication and Grading Division, are the contributions made by that Division to the Company’s quarterly operating income in Fiscal 2006 (the “Division Contributions”). Set forth below are the threshold, target and maximum bonus awards that each of them has the opportunity to receive under the 2006 Plan based on the extent to which, if any, they are able to achieve or exceed any one or more of those goals.

	Potential Bonus Awards as a Percent of Annual Salary(1)
Participants	Threshold Award	Target Award	Maximum Award

Michael R. Haynes, CEO	25.0%	50.0%	150.0%

David G. Hall, President	N/A	50.0%	50.0%	(2)

Joseph J. Wallace, CFO	20.0%	40.0%	120.0%

Michael J. Lewis, Senior Vice President -- Finance	15.0%	30.0%	90.0%

(1)	Bonus compensation will be pro-rated if the threshold or target performance goal is exceeded but the next higher performance goal is not achieved.

(2)	Mr. Hall’s target bonus is also the maximum bonus that Mr. Hall can earn under the 2006 Plan.